Exhibit 99.1
SAP SE
QUALTRICS INTERNATIONAL INC.
TERMS OF ELECTION
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE "OFFER TO EXCHANGE CERTAIN OUTSTANDING FIXED VALUE RIGHTS FOR RESTRICTED STOCK UNITS WITH RESPECT TO SHARES OF CLASS A COMMON STOCK OF QUALTRICS INTERNATIONAL INC. AND CERTAIN OUTSTANDING CASH-SETTLED RESTRICTED STOCK UNITS OF SAP SE FOR RESTRICTED STOCK UNITS WITH RESPECT TO SHARES OF CLASS A COMMON STOCK OF QUALTRICS INTERNATIONAL INC.", DATED DECEMBER 28, 2020 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “OFFER TO EXCHANGE”).
All capitalized terms used in this Terms of Election but not defined herein shall have the meanings given in the Offer to Exchange.
If you would like to participate in this Offer, please indicate your election by making the applicable selections on the exchange offer website at https://web.lumiagm.com/235214418 by 2:00 P.M. Eastern Time on January 27, 2021 (unless the Offer is extended).
You may withdraw this election by submitting a new properly completed election via the exchange offer website on or prior to the Offer expiration date, which will be 2:00 P.M. Eastern Time on January 27, 2021, unless we extend the Offer.
By electing to exchange your eligible Fixed Value Rights and Existing RSUs, you understand and agree to all of the following:
1.I hereby agree to exchange all of my Fixed Value Rights and Existing RSUs for Qualtrics RSUs as determined in accordance with the Offer to Exchange on the terms of the Offer as set forth in the Offer to Exchange of which I hereby acknowledge receipt. Each of my Fixed Value Rights and Existing RSUs will be cancelled following the expiration of the Offer on January 27, 2021, or, if the Offer is extended, on the extended Offer expiration date. Any Qualtrics RSUs will be granted to me on January 27, 2021 or, if the Offer is extended, on the expiration date of the extended Offer, or as soon as practicable after the expiration date date, in accordance with the terms of the Offer.
2.The Offer is currently set to expire at 2:00 P.M. Eastern Time on January 27, 2021, unless SAP and Qualtrics, in their discretion, extend the period of time during which the Offer will remain open.
3.If I cease to be an active employee of Qualtrics, SAP or any of their subsidiaries before the expiration of the Offer and also through the time and date on which the Qualtrics RSUs are granted, I will not receive any Qualtrics RSUs. Instead, I will keep my current eligible Fixed Value Rights and Existing RSUs and they can be exercised or will expire in accordance with their terms.

4.Until 2:00 P.M. Eastern Time on January 27, 2021, or if the Offer is extended, the extended Offer expiration date, I will have the right to withdraw or change the election that I have made with respect to all of my Fixed Value Rights and Existing RSUs. HOWEVER, AFTER THAT TIME I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted election received by SAP and Qualtrics prior to the expiration of the Offer shall be binding. Until the Offer period closes at 2:00 P.M. Eastern Time on January 27, 2021, or if the Offer is extended, the extended Offer expiration date, I may withdraw my tendered Fixed Value Rights and Existing RSUs at any time.
5.The tender of my Fixed Value Rights and Existing RSUs will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by SAP and Qualtrics of my Fixed Value Rights and Existing RSUs pursuant to the Offer will constitute a binding agreement between SAP, Qualtrics and me upon the terms and subject to the conditions of the Offer.
6.I am the registered holder of the Fixed Value Rights and Existing RSUs tendered hereby, and my name and other information appearing on the election are true and correct.
7.I am not required to tender my Fixed Value Rights and Existing RSUs pursuant to the Offer.
8.SAP, QUALTRICS AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OFFER CANNOT GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE OFFER AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.
9.Under certain circumstances set forth in the Offer to Exchange, SAP and Qualtrics may terminate or amend the Offer and postpone its acceptance of the Fixed Value Rights and Existing RSUs I have elected to exchange. Should the Fixed Value Rights and Existing RSUs tendered herewith not be accepted for exchange, such Fixed Value Rights and Existing RSUs shall continue to be governed by their existing terms and conditions.
10.I understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Offer to Exchange resulting from termination of my employment or service with Qualtrics, SAP or any of their subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws), and I irrevocably release SAP, Qualtrics and their subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.
11.Regardless of any action that SAP, Qualtrics or their subsidiaries takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Offer to Exchange and the Qualtrics RSUs (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by SAP, Qualtrics or their subsidiaries, if any. I further acknowledge that SAP, Qualtrics and/or their subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Offer to Exchange and the Qualtrics RSUs including, but not limited to, the exchange of Fixed Value Rights and Existing RSUs, grant, vesting of the Qualtrics RSUs, the issuance of Class A common shares of Qualtrics upon vesting of the Qualtrics RSUs or the subsequent sale of shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the Offer to Exchange or new Qualtrics RSUs to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the Qualtrics RSUs and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that SAP, Qualtrics and/or any of their subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize SAP, Qualtrics and/or any of their subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of the award agreement evidencing my Qualtrics RSUs and the 2021 Qualtrics International Inc. Employee Omnibus Equity Plan. (the “2021 Plan”).
12.I hereby explicitly and unambiguously consent to the collection, use, transfer or any other form of processing, in electronic or other form, of my personal data as described in the Offer to Exchange by and among, as applicable, my employer, SAP, Qualtrics and their subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Offer to Exchange. I understand that SAP, Qualtrics and my employer may hold certain personal information about me for this purpose, including, but not limited to, my name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, for the exclusive purpose of implementing, administering and managing the plans and the Offer to Exchange (collectively, “Personal Data”). I understand that Personal Data will be transferred to any third party assisting in the implementation, administration and management of the applicable plan and the Offer to Exchange. I understand that the recipients of the Personal Data may be located in my country or elsewhere including outside the European Economic Area, and that the recipient’s country may have different, or no adequate level of, data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Personal Data by contacting my local human resources representative. I authorize SAP, Qualtrics, my employer and any other recipients of Personal Data which may assist SAP, Qualtrics or any of their subsidiaries (presently or in the future) with implementing, administering and managing the Offer to Exchange and the plans to receive, possess, use, retain, transfer or process in any other way Personal Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer to Exchange and the applicable plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom I may elect to deposit any shares issued upon vesting of the Qualtrics RSUs. I understand that Personal Data will be held only as long as is necessary to implement, administer and manage my participation in the Offer to Exchange and the applicable plan. I understand that I may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing my local human resources representative. I understand that refusal or withdrawal of consent may affect my ability to participate in the offer to exchange and the applicable plan. I understand that I may contact my local human resources representative for more information on the consequences of my refusal to consent or withdrawal of consent. In relation to my participation in the Offer to Exchange, the Company and/or its Subsidiaries and Affiliates will collect and process information relating to me in accordance with the privacy notices located on the internal intranet of the Company (https://odo-public-api.corp.qualtrics.com/odo-api/wiki/file/1/1b/SAP_Data_Protection_and_Privacy_Policy.pdf).

I understand that none of the officers or employees of SAP and Qualtrics and their respective subsidiaries, or the Boards of Directors of SAP and Qualtrics is making any recommendation as to whether I should exchange or refrain from exchanging my Fixed Value Rights and Existing RSUs, and that I must make my own decision whether to tender my Fixed Value Rights and Existing RSUs, taking into account my own personal circumstances and preferences.
These Terms of Election do not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange and (2) these Terms of Election. In addition, your Qualtrics RSUs will be subject to certain vesting conditions and other terms and conditions set forth in the 2021 Plan, the applicable award agreement and the other relevant agreements and governing documents.

SAP SE
QUALTRICS INTERNATIONAL INC.

TÉRMINOS DE ELECCIÓN

AL PARTICIPAR, USTED ACEPTA TODOS LOS TÉRMINOS DE LA OFERTA ESTABLECIDOS EN LA "OFERTA DE INTERCAMBIO DE DETERMINADOS DERECHOS DE VALOR FIJO PENDIENTES POR UNIDADES DE ACCIÓN RESTRINGIDAS CON RESPECTO A ACCIONES COMUNES DE CLASE A DE QUALTRICS INTERNATIONAL INC. Y DETERMINADAS UNIDADES DE ACCIONES RESTRINGIDAS EN EFECTIVO DE SAP SE PARA UNIDADES DE ACCIONES RESTRINGIDAS CON RESPECTO A ACCIONES COMUNES DE CLASE A DE QUALTRICS INTERNATIONAL INC.”, CON FECHA 28 DE DICIEMBRE DE 2020 (COMO PUEDE MODIFICARSE DE VEZ EN CUANDO, LA “OFERTA DE INTERCAMBIO”).

Todos los términos en mayúscula usados en estos Términos de Elección pero no definidos en el presente tendrán los significados otorgados en la Oferta de Intercambio.

Si desea participar en esta Oferta, indique su elección al hacer las selecciones correspondientes en el sitio web de la oferta de intercambio en https://web.lumiagm.com/235214418 antes de las 2:00 p.m. Hora del Este el 27 de enero de 2021 (a menos que se extienda la Oferta).

Puede retirar esta elección al enviar una elección nueva debidamente completada a través del sitio web de la oferta de intercambio en o antes de la fecha de vencimiento de la oferta, que será a las 2:00 p.m. Hora del Este el 27 de enero de 2021, a menos que extendamos la Oferta.

Al elegir intercambiar sus derechos de valor fijo elegibles y las Unidades de acciones restringidas existentes, usted comprende y acepta todo lo siguiente:

1.Por el presente, acepto intercambiar todos mis Derechos de valor fijo y Unidades de acciones restringidas existentes por las Unidades de acciones restringidas de Qualtrics según lo determinado de acuerdo con la Oferta de intercambio en los términos de la Oferta tal como se establece en la Oferta de intercambio de la que por el presente reconozco haber recibido. Cada uno de mis Derechos de valor fijo y las Unidades de acciones restringidas existentes se cancelarán después del vencimiento de la Oferta el 27 de enero de 2021 o, si la Oferta se extiende, en la fecha de vencimiento de la Oferta extendida. La Unidad de acciones restringidas de Qualtrics se me otorgará el 27 de enero de 2021 o, si la Oferta se extiende, en la fecha de vencimiento de la Oferta extendida, o tan pronto como sea posible después de la fecha de vencimiento, de acuerdo con los términos de la Oferta.

2.Actualmente, la Oferta vence a las 2:00 p.m. Hora del Este el 27 de enero de 2021, a menos que SAP y Qualtrics, a su discreción, extiendan el período durante el cual la Oferta permanecerá abierta.

3.Si dejo de ser un empleado activo de Qualtrics, SAP o cualquiera de sus subsidiarias antes del vencimiento de la Oferta y también hasta la fecha y hora en que se otorgan las Unidades de acciones restringidas de Qualtrics, no recibiré ninguna Unidad de acciones restringidas de Qualtrics. En cambio, mantendré mis derechos de valor fijo elegibles actuales y las Unidades de acciones restringidas existentes y pueden ejercerse o vencerán de acuerdo con sus términos.

4.Hasta las 2:00 p.m. Hora del Este el 27 de enero de 2021, o si la Oferta se extiende, la fecha de vencimiento de la Oferta extendida, tendré derecho a retirar o cambiar la elección que hice con respecto a todos mis Derechos de valor fijo y las Unidades de acciones restringidas existentes. SIN EMBARGO, DESPUÉS DE ESA HORA NO TENDRÉ CAPACIDAD DE CAMBIAR MI ELECCIÓN. La última elección enviada correctamente recibida por SAP y Qualtrics antes del vencimiento de la Oferta será vinculante. Hasta que el período de la oferta cierre a las 2:00 p.m. Hora del Este el 27 de enero de 2021, o si la Oferta se extiende, la fecha de vencimiento de la Oferta extendida, puedo retirar mis Derechos de valor fijo ofrecidos y las Unidades de acciones restringidas existentes en cualquier momento.

5.La oferta de mis derechos de valor fijo y las Unidades de acciones restringidas existentes constituirá mi aceptación de todos los términos y condiciones de la Oferta. La aceptación por parte de SAP y Qualtrics de mis Derechos de valor fijo y las Unidades de acciones restringidas existentes de conformidad con la Oferta constituirá un acuerdo vinculante entre SAP, Qualtrics y yo según los términos y sujeto a las condiciones de la Oferta.

6.Soy el titular registrado de los Derechos de valor fijo y las Unidades de acciones restringidas existentes ofrecidas por el presente, y mi nombre y otra información que aparece en la elección son verdaderos y correctos.

7.No estoy obligado a ofrecer mis Derechos de valor fijo y las Unidades de acciones restringidas existentes de conformidad con la Oferta.

8.SAP, QUALTRICS Y / O CUALQUIER EMPRESA INDEPENDIENTE CONTRATADA CON RESPECTO A LA OFERTA NO PUEDEN DARME ASESORAMIENTO LEGAL, FISCAL O DE INVERSIÓN CON RESPECTO A LA OFERTA Y HE SIDO ACONSEJADO CONSULTAR CON MI ASESOR LEGAL PERSONAL, CONTABLE, FINANCIERO Y FISCAL SOBRE LAS CONSECUENCIAS DE PARTICIPAR O NO PARTICIPAR EN LA OFERTA.

9.Bajo determinadas circunstancias establecidas en la Oferta de intercambio, SAP y Qualtrics pueden rescindir o modificar la Oferta y posponer su aceptación de los Derechos de valor fijo y las Unidades de acciones restringidas existentes que he elegido intercambiar. En caso de que los Derechos de valor fijo y las Unidades de acciones restringidas existentes que se ofrecen en este documento no se acepten para el intercambio, dichos Derechos de valor fijo y las Unidades de acciones restringidas existentes seguirán rigiéndose por sus términos y condiciones existentes.

10.Entiendo que ningún reclamo o derecho a compensación o daños surgirá de la pérdida del derecho a participar en la Oferta de Intercambio como consecuencia de la terminación de mi empleo o servicio con Qualtrics, SAP o cualquiera de sus subsidiarias (por cualquier motivo y si o que no infrinja las leyes laborales locales), y libero irrevocablemente a SAP, Qualtrics y sus subsidiarias de cualquier reclamo que pueda surgir. Si, no obstante lo anterior, un tribunal de jurisdicción competente determina que ha surgido una reclamación de este tipo, se considerará que he renunciado irrevocablemente a mi derecho a presentar dicha reclamación.

11.Sin importar cualquier acción que SAP, Qualtrics o sus subsidiarias tomen con respecto a todo o algún impuesto sobre la renta, seguro social, impuesto sobre la nómina, beneficios complementarios, pago a cuenta u otra retención relacionada con los impuestos relacionada con la Oferta de intercambio y las Unidades de acciones restringidas de Qualtrics ( “Rubros relacionados con impuestos”), entiendo que la responsabilidad final por todos los rubros relacionados con impuestos es y seguirá siendo mi responsabilidad exclusiva y puede exceder el monto realmente retenido por SAP, Qualtrics o sus subsidiarias, si las hubiera. Además, reconozco que SAP, Qualtrics y/o sus subsidiarias (i) no hacen representaciones o compromisos con respecto al tratamiento de los Rubros relacionados con impuestos en relación con cualquier aspecto de la Oferta de intercambio y las Unidades de acciones restringidas de Qualtrics, incluidas, entre otras, el intercambio de Derechos de valor fijo y las Unidades de acciones restringidas existentes, la concesión, el devengo de las Unidades de acciones restringidas de Qualtrics, la emisión de acciones ordinarias de Clase A de Qualtrics tras la concesión de las Unidades de acciones restringidas de Qualtrics o la venta posterior de las acciones adquiridas de conformidad con dicha emisión; y (ii) no me comprometo ni tengo ninguna obligación de estructurar los términos de la Oferta de intercambio o las nuevas Unidades de acciones restringidas de Qualtrics para reducir o eliminar mi responsabilidad por los rubros relacionados con impuestos o lograr un resultado fiscal en particular. Además, si estoy sujeto a impuestos en más de una jurisdicción entre la fecha de concesión de las Unidades de acciones restringidas de Qualtrics y la fecha de un evento imponible o de retención de impuestos pertinente, según corresponda, reconozco que SAP, Qualtrics y/o sus subsidiarias pueden estar obligadas a retener o contabilizar los rubros relacionados con impuestos en más de una jurisdicción. En ese sentido, autorizo a SAP, Qualtrics y/o a sus subsidiarias a retener todos los Rubros relacionados con impuestos legalmente pagaderos por mí de conformidad con los términos del acuerdo de adjudicación que evidencia mis Unidades de acciones restringidas de Qualtrics y el Plan de capital ómnibus para empleados de Qualtrics International Inc. 2021. (el “Plan de 2021”).

12.Por la presente, doy mi consentimiento explícito e inequívocamente a la recopilación, uso, transferencia o cualquier otra forma de procesamiento, en forma electrónica o de otro tipo, de mis datos personales como se describe en la Oferta de intercambio por y entre, según corresponda, mi empleador, SAP, Qualtrics. y sus subsidiarias con el propósito exclusivo de implementar, administrar y gestionar mi participación en la Oferta de Intercambio. Entiendo que SAP, Qualtrics y mi empleador pueden tener determinada información personal sobre mí para este propósito, incluidos, entre otros, mi nombre, domicilio y número de teléfono, fecha de nacimiento, seguro social u otro número de identificación, salario, nacionalidad. , cargo, con el exclusivo propósito de implementar, administrar y gestionar los planes y la Oferta de Intercambio (colectivamente, “Datos Personales”). Entiendo que los Datos Personales se transferirán a cualquier tercero que ayude en la implementación, la administración y la gestión del plan aplicable y la oferta de intercambio. Entiendo que los destinatarios de los Datos Personales pueden estar ubicados en mi país o en otro lugar, incluso fuera del Espacio Económico Europeo, y que el país del destinatario puede tener leyes y protecciones de privacidad de datos diferentes o nulas adecuadas a las de mi país. Entiendo que puedo solicitar una lista con los nombres y direcciones de cualquier destinatario potencial de Datos Personales comunicándome con mi representante local de recursos humanos. Autorizo a SAP, Qualtrics, mi empleador y cualquier otro destinatario de Datos Personales que puedan ayudar a SAP, Qualtrics o cualquiera de sus subsidiarias (actualmente o en el futuro) a implementar, administrar y gestionar la Oferta de Intercambio y los planes para recibir, poseer , usar, retener, transferir o procesar de cualquier otra manera los Datos personales, en forma electrónica o de otro tipo, con el fin de implementar, administrar y gestionar mi participación en la Oferta de intercambio y el plan aplicable, incluida cualquier transferencia requerida de Datos Personales como se le puede solicitar a un corredor u otro tercero con el que pueda optar por depositar las acciones emitidas al otorgar las Unidades de acciones restringidas de Qualtrics. Entiendo que los Datos Personales se conservarán solo durante el tiempo que sea necesario para implementar, administrar y gestionar mi participación en la Oferta de intercambio y el plan correspondiente. Entiendo que puedo, en cualquier momento, ver Datos Personales, solicitar información adicional sobre el almacenamiento y el procesamiento de Datos Personales, requerir las modificaciones necesarias a los Datos Personales o rechazar o retirar el consentimiento en este documento, en algún caso sin costo, al comunicarme por escrito con mi representante local de recursos humanos. Entiendo que rechazar o retirar el consentimiento puede afectar mi capacidad para participar en la oferta de intercambio y el plan aplicable. Entiendo que puedo comunicarme con mi representante local de recursos humanos para obtener más información sobre las consecuencias de mi negativa a dar mi consentimiento o retirar el consentimiento. En relación con mi participación en la Oferta de Intercambio, la Compañía y/o sus Subsidiarias y Afiliadas recopilarán y procesarán información relacionada conmigo de acuerdo con los avisos de privacidad ubicados en la intranet interna de la Compañía. (https://odo-public-api.corp.qualtrics.com/odo-api/wiki/file/1/1b/SAP_Data_Protection_and_Privacy_Policy.pdf).

Entiendo que los funcionarios o empleados de SAP y Qualtrics y sus respectivas subsidiarias, o las Juntas Directivas de SAP y Qualtrics, no recomiendan sobre si debo intercambiar o abstenerme de intercambiar mis Derechos de valor fijo y las Unidades de acciones restringidas existentes, y que debo tomar mi propia decisión sobre la oferta de mis Derechos de valor fijo y las Unidades de acciones restringidas existentes, al considerar mis propias circunstancias y preferencias personales.

Estos Términos de Elección no constituyen la Oferta. Los términos completos de la Oferta se describen en (1) la Oferta de Intercambio y (2) estos Términos de Elección. Además, sus Unidades de acciones restringidas de Qualtrics estarán sujetas a determinadas condiciones de adjudicación y otros términos y condiciones establecidos en el Plan 2021, el acuerdo de adjudicación aplicable y los demás acuerdos y documentos rectores pertinentes.
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